Exhibit 10.12
THIRD AMENDMENT TO LEASE AGREEMENT

     THIS THIRD AMENDMENT TO LEASE AGREEMENT (this “Amendment”), made and entered into as of the 31 day of December, 2003, by and between CRESCENT BROOKDALE ASSOCIATES, LLC, a Georgia limited liability company (“Landlord”), and OUTBACK STEAKHOUSE, INC., a Delaware corporation (“Tenant”);

W I T N E S S E T H  T H A T:

WHEREAS, Crescent Resources, Inc. (“Original Landlord”) and Tenant entered into that certain Lease Agreement dated September 10, 1998, as amended by that certain First Amendment to Lease Agreement dated June 14, 1999, as further amended by that certain Second Amendment to Lease (“Second Amendment”) dated October 19, 2001, and as further amended by that certain Addendum to Second Amendment to Lease dated October 31, 2001 (collectively, the “Lease”), for certain premises in the building known as Corporate Center One at International Plaza and located at 2202 North Westshore, Tampa, Florida (the “Building”), consisting of approximately 109,696 square feet of Premises Net Rentable Area of which 16,498 square feet of Premises Net Rentable Area is located on the third (3rd) floor known as Suite 380 (the “3rd Floor Space”) of the Building, 24,856 square feet of Premises Net Rentable Area is located on the fourth (4th) floor known as Suite 470 (the “4th Floor Space”) of the Building and 68,342 square feet of Premises Net Rentable Area is located on the fifth (5th) floor known as Suite 500 (the “5th Floor Space”) of the Building (collectively, the “Premises”);

WHEREAS, Landlord is the successor-in-interest to Original Landlord;

WHEREAS, Landlord has agreed to lease additional premises to Tenant and Tenant has agreed to lease from Landlord such additional premises and to extend the Lease Term of the Lease; and

WHEREAS, Landlord and Tenant desire to evidence such expansion of the Premises and extension of the Lease Term and to amend certain other terms and conditions of the Lease and evidence their agreements and other matters by means of this Amendment;

NOW THEREFORE, in consideration of the mutual covenants contained herein, and other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the Lease is hereby amended and the parties hereto do hereby agree as follows:

1.
Grant of 6th Floor Expansion Space. Landlord agrees to lease to Tenant and Tenant agrees to lease from Landlord an additional 31,601 square feet of Net Rentable Area on the sixth (6th) floor of the Building as shown on Exhibit A attached hereto and by this reference made a part hereof (the “6th Floor Expansion Space”), increasing the total square feet of Premises Net Rentable Area leased pursuant to the Lease to 141,297.

2.	Terms of 6th Floor Expansion. The Lease is hereby amended by adding the 6th Floor Expansion Space as part of the Premises, subject to the following terms and conditions:

a.
6th Floor Expansion Space Term. The 6th Floor Expansion Space shall be added as part of the Premises for all purposes, except as set forth herein, effective as of April 1, 2004 (the “6th Floor Expansion Space Effective Date”) and the Lease Term of Tenant’s lease of the 6th Floor Expansion Space shall be coterminous with that of the 4th Floor Space and the 5th Floor Space, as extended in Paragraph 3 herein, and shall therefore expire on March 31, 2014.

b.
6th Floor Expansion Space Rent. From and after the 6th Floor Expansion Space Effective Date, Base Rental with respect to the 6th Floor Expansion Space only shall be as follows, which amounts shall be paid simultaneously with Tenant’s payment of Base Rental for the Premises and which payments shall also be accompanied by the applicable sales tax:

Month of Term	Base Rental Per Rentable Square Foot	Annual Base Rental	Monthly Base Rental
04/01/04 - 03/31/05	$24.50	$774,224.50	$64,518.71
04/01/05 - 03/31/06	$25.00	$790,025.00	$65,835.42
04/01/06 - 03/31/07	$25.50	$805,825.50	$67,152.13
04/01/07 - 03/31/08	$26.00	$821,626.00	$68,468.83
04/01/08 - 03/31/09	$26.52	$838,058.52	$69,838.21
04/01/09 - 03/31/10	$27.05	$854,807.05	$71,233.92
04/01/10 - 03/31/11	$27.59	$871,871.59	$72,655.97
04/01/11 - 03/31/12	$28.14	$889,252.14	$74,104.35
04/01/12 - 03/31/13	$28.71	$907,264.71	$75,605.39
04/01/13 - 03/31/14	$29.28	$925,277.28	$77,106.44

c.
6th Floor Expansion Space Basic Costs. As of the 6th Floor Expansion Space Effective Date and continuing thereafter through March 31, 2014, Tenant shall pay all Additional Rent and any other sums due and payable under the Lease for the 6th Floor Expansion Space, including, without limitation, Tenant’s Proportionate Share of Basic Costs in accordance with Paragraph 7 of the Lease, except that as of the 6th Floor Expansion Space Effective Date, the Basic Costs Expense Stop and the Real Estate Tax Expense Stop for the 6th Floor Expansion Space shall be the actual Basic Costs and Real Estate Taxes incurred during calendar year 2003, which is currently projected to be (subject to final bills) collectively $8.24 per square foot of Net Rentable Area. Tenant’s payment of Excess Basic Costs for the 6th Floor Expansion Space as provided in Paragraph 7 of the Lease shall commence in calendar year 2004 and shall be prorated for the calendar year commencing on the 6th Floor Expansion Space Effective Date. Tenant acknowledges that the Premises Electrical Expense Stop is seventy cents ($0.70) per square foot of Net Rentable Area is a component of the Basic Costs Expense Stop and that Tenant is obligated to pay electrical expenses exceeding the Premises Electrical Expense Stop pursuant to Paragraph 14 of the Lease. The Basic Costs Expense Stop for the Premises, excluding the 6th Floor Expansion Space, shall remain as set forth in the Lease.

Notwithstanding the foregoing, Tenant’s obligation to pay Excess Basic Costs for the 6th Floor Expansion Space shall, with the exception of real estate taxes, utility charges, and insurance premiums and costs, be limited to a per year cumulative increase of four percent (4%), compounded annually. Increases in real estate taxes, utility charges and insurance premiums and costs shall not be subject to any limit or “cap”.

d.
6th Floor Expansion Space Improvements. Tenant hereby accepts the 6th Floor Expansion Space “AS IS” and acknowledges and agrees Landlord shall have no obligation to construct any tenant improvements to the 6th Floor Expansion Space or make any alterations or additions thereto. Notwithstanding the foregoing, Landlord agrees to provide Tenant with a tenant improvement allowance of Twenty and 00/100 Dollars ($20.00) per square foot of Net Rentable Area of the 6th Floor Expansion Space (i.e., $20.00 x 31,601 rsf = $632,020.00) (the “6th Floor Space Allowance”) to use towards the costs of Tenant’s improvements hereunder, which 6th Floor Space Allowance shall be paid within thirty (30) days of full execution of this Amendment by both parties. Any construction performed by Tenant under this Amendment shall be performed in accordance with Exhibit B attached hereto and incorporated herein by this reference. Any Excess Costs (as defined in Paragraph 9 of the Lease) with respect to construction of the tenant improvements to the 6th Floor Expansion Space shall be the sole responsibility of Tenant.

e.
Early Access to 6th Floor Expansion Space. Landlord shall deliver possession of the 6th Floor Expansion Space to Tenant on February 1, 2004, to allow Tenant to construct its improvements to the 6th Floor Expansion Space so long as Tenant’s early occupancy does not interfere with Landlord, the Building or other tenants in the Building. Tenant’s early possession of the 6th Floor Expansion Space shall be upon all of the terms and conditions of the Lease, except Tenant shall pay no rent with respect to such early possession period until the 6th Floor Expansion Space Effective Date.

3.
Extension of Lease Term for the 4th Floor Space and 5th Floor Space. The Lease Term of the Lease for the 4th Floor Space and the 5th Floor Space only is hereby extended for a period of four (4) years commencing on April 1, 2010 (the “4th Floor Space and 5th Floor Space Effective Date”) and expiring on March 31, 2014 (the “4th Floor Space and 5th Floor Space Extension Term”). Tenant shall remain subject to all terms and conditions of the Lease, as amended hereby, during the 4th Floor Space and 5th Floor Space Extension Term.

a.
4th Floor Space and 5th Floor Space Base Rental. During the 4th Floor Space and 5th Floor Space Extension Term, Base Rental (in addition to applicable sales tax) for the 4th Floor Space and the 5th Floor Space only shall be as follows:

Month of Term	Base Rental Per Rentable Square Foot	(93,198 sf) Annual Base Rental	Monthly Base Rental
04/01/10 - 03/31/11	$26.50	$2,469,747.00	$205,812.25
04/01/11 - 03/31/12	$27.00	$2,516,346.00	$209,695.50
04/01/12 - 03/31/13	$27.50	$2,562,945.00	$213,578.75
04/01/13 - 03/31/14	$28.00	$2,609,544.00	$217,462.00

b.
4th Floor Space and 5th Floor Space Improvements. Tenant hereby accepts the 4th Floor Space and the 5th Floor Space “AS IS” and acknowledges and agrees Landlord shall have no obligation to construct any tenant improvements to the 4th Floor Space and 5th Floor Space or make any alterations or additions thereto; provided however, Landlord agrees to provide Tenant with an tenant allowance of Eight and 00/100 Dollars ($8.00) per square foot of Net Rentable Area for that portion of the 4th Floor Space and the 5th Floor Space not included in the DMJM Sublease (as defined below) and the Duncan Sublease (as defined below) (i.e., $8.00 x 80,900 rsf = $647,200.00) (the “4th Floor Space and 5th Floor Space Allowance”) to reimburse Tenant for the costs of any of Tenant’s improvements hereunder. Landlord shall make available to Tenant one-half (½) of the 4th Floor Space and 5th Floor Space Allowance (i.e., $323,600.00) within thirty (30) days of execution and delivery of this Amendment by the parties. Any Excess Costs (as defined in Paragraph 9 of the Lease) with respect to construction of such improvements for that portion 4th Floor Space and the 5th Floor Space shall be the sole responsibility of Tenant.

So long as no uncured default exists with respect to Tenant’s obligations under the Lease following the expiration of any applicable notice and cure periods, Landlord shall make available to Tenant the remaining one-half (½) portion of the 4th Floor Space and 5th Floor Space Allowance (i.e., $323,600.00) on or before April 30, 2010, for Tenant’s use towards costs related to any of Tenant’s improvements hereunder. Any Excess Costs (as defined in Paragraph 9 of the Lease) with respect to construction of such improvements for the 4th Floor Space and the 5th Floor Space shall be the sole responsibility of Tenant.

c.
Additional 4th Floor Space Allowance. Provided that one (1) or both of the DMJM Sublease and the Duncan Sublease have not been terminated by Tenant on or before June 30, 2009 as provided in subparagraph (d) below, then, effective as of April 1, 2010, Tenant shall be entitled to an additional allowance of Eight and No/100 Dollars ($8.00) per square foot of Net Rentable Area for that portion of the 4th Floor Space included in (i) that certain Sublease dated April 1, 2001, between Tenant, as landlord, and DMJM Aviation, Inc., as tenant, for approximately 9,325 rentable square feet (the “DMJM Sublease Space”), as may be amended from time to time (the “DMJM Sublease”) and/or (ii) that certain Sublease dated March 20, 2003, between Tenant, as sublessor and The Duncan Companies, as subtenant, for approximately 2,973 rentable square feet (the “Duncan Sublease Space”), as may be amended from time to time (the “Duncan Sublease”), totaling 12,298 rentable square feet (i.e., $8.00 x 12,928 rsf = $98,384.00) (the “Additional 4th Floor Space Allowance”). Landlord shall provide the Additional 4th Floor Space Allowance for the DMJM Sublease Space and/or the Duncan Sublease Space, as applicable. Landlord shall disburse the Additional 4th Floor Space Allowance, if any, to Tenant on or before April 30, 2010. Any Excess Costs (as defined in Paragraph 9 of the Lease) with respect to construction of any improvements for the DMJM Sublease Space and/or the Duncan Sublease Space shall be the sole responsibility of Tenant.

d.
Termination of DMJM Sublease Space and Duncan Sublease Space. Notwithstanding anything to the contrary contained in the Lease, provided Tenant is not then in default under the Lease, Tenant shall have the option (the “Sublease Space Termination Option”) to terminate the Lease for either the DMJM Sublease Space and/or the Duncan Sublease Space effective as of March 31, 2010 (the “Sublease Space Termination Date”) by providing Landlord with written notice of such Sublease Space Termination Option election (the “Sublease Space Termination Notice”). Such Sublease Space Termination Notice shall be effective only if it is given to Landlord on or before June 30, 2009 (the “Sublease Space Termination Notice Deadline”); accordingly, if Tenant has not given its Sublease Space Termination Notice to Landlord prior to the Sublease Space Termination Notice Deadline, this Sublease Space Termination Option shall expire and be of no further force or effect, and Tenant shall have no right or option to terminate the Lease for either the DMJM Sublease Space or the Duncan Sublease Space pursuant to this paragraph at any time after the Sublease Space Termination Notice Deadline.

e.
4th Floor Space and 5th Floor Space Basic Costs. During the 4th Floor Space and 5th Floor Space Extension Term, Tenant shall continue to pay all Additional Rent and any other sums due and payable under the Lease, including, without limitation, Tenant’s Proportionate Share of Basic Costs in accordance with Paragraph 7 of the Lease, and the Landlord shall continue to use calendar year 2000 for the Basic Costs Expense Stop and the Real Estate Tax Expense Stop as set forth in the Lease Summary of the Lease (i.e., collectively, $7.00 per rentable square foot).

4.
Extension of Lease Term for the 3rd Floor Space. The Lease Term of the Lease for the 3rd Floor Space only is hereby extended for a period of two (2) years commencing on December 1, 2005 (the “3rd Floor Space Effective Date”) and

expiring on November 30, 2007 (the “3rd Floor Space Extension Term”). Tenant shall remain subject to all terms and conditions of the Lease, as amended hereby, during the 3rd Floor Space Extension Term. In connection with this extension, the Renewal Option contained in Paragraph 8 of the Second Amendment is hereby deleted in its entirety and is of no further force or effect.

a.
3rd Floor Space Rent. From and after the 3rd Floor Space Effective Date, Base Rental with respect to the 3rd Floor Expansion Space only shall be as follows, and which payments shall also be accompanied by the applicable sales tax:

Month of Term	Base Rental Per Rentable Square Foot	Annual Base Rental	Monthly Base Rental
12/01/05 - 11/30/06	$25.00	$412,450.00	$34,370.83
12/01/06 - 11/30/07	$25.50	$420,699.00	$35,058.25

b.
Basic Costs.During the 3rd Floor Space Extension Term, Tenant shall pay all Additional Rent and any other sums due and payable under the Lease for the 3rd Floor Space, including, without limitation, Tenant’s Proportionate Share of Basic Costs in accordance with Paragraph 7 of the Lease, except that that as of the 3rd Floor Space Effective Date, the Basic Costs Expense Stop and the Real Estate Tax Expense Stop for the 3rd Floor Space shall be the actual Basic Costs incurred during calendar year 2003, which is currently projected to be (subject to final bills) collectively $8.24 per square foot of Net Rentable Area, as set forth previously herein. Tenant’s payment of Excess Basic Costs for the 3rd Floor Space during the 3rd Floor Space Extension Term as provided in Paragraph 7 of the Lease shall commence on the 3rd Floor Space Effective Date.

c.
3rd Floor Space Improvements. Tenant hereby accepts the 3rd Floor Space “AS IS” during the 3rd Floor Space Extension Term and acknowledges and agrees Landlord shall have no obligation to construct any tenant improvements to the 3rd Floor Space or make any alterations or additions thereto. Notwithstanding the foregoing, Landlord agrees to provide Tenant with a tenant improvement allowance with respect to the 3rd Floor Space of Four and 00/100 Dollars ($4.00) per rentable square foot of the 3rd Floor Space (i.e., $4.00 x 16,498 rsf = $65,992.00) (the “3rd Floor Space Allowance”) within thirty (30) days after the 3rd Floor Space Effective Date. The 3rd Floor Space Allowance may be applied towards any costs related to any improvements constructed by Tenant hereunder. Any Excess Costs (as defined in Paragraph 9 of the Lease) with respect to construction of such improvements for the 3rd Floor Space shall be the sole responsibility of Tenant.

d.	3rd Floor Space Second Extension Term. Tenant shall have the option (the “3rd Floor Space Extension Option”) to extend the Lease Term as to the 3rd

Floor Space only for one (1) additional period of six (6) years and four (4) months (the “3rd Floor Space Second Extension Term”), commencing December 1, 2007 and expiring March 31, 2014, which is the expiration of the Lease Term for the remaining portion of the Premises. Such 3rd Floor Space Second Extension Term shall be subject to the provisions of the Lease, except that the rental rate shall be at the then Prevailing Market Rate, which shall be deemed to mean the then prevailing market rate for leases in Class A office buildings (including the Building) in the Westshore Business District of Tampa, Florida similar or comparable in quality to the Building and taking into account such factors offered to third party tenants for comparable space as the base services year for pass-through expenses, the value of the tenant improvements already in place in the 3rd Floor Space at the commencement of the extension period, rent concessions, tenant improvement allowances, lease commissions saved or incurred, and moving allowances, and also taking into account such factors as reserved parking rights, building signage rights, and parking ratios of comparable buildings and the creditworthiness of the tenant. Tenant shall exercise such 3rd Floor Space Extension Option by written notice to Landlord given no later than February 28, 2007. If Tenant fails to timely give such notice, then Tenant’s 3rd Floor Extension Option shall lapse and be of no further force or effect. If Landlord and Tenant, acting in good faith, have not, within thirty (30) days after Tenant’s exercise of the 3rd Floor Extension Option agreed upon the Prevailing Market Rate and executed an amendment to the Lease for the 3rd Floor Space, then such Prevailing Market Rate shall be determined by the three-appraiser method as follows:

If the parties are unable to come to an agreement within such period, Tenant shall have the option, exercisable by written notice delivered to Landlord within five (5) days after the expiration of such thirty (30) day period, to elect to arbitrate such rate. Tenant shall have the option to specify in such notice its selection of a real estate appraiser, who shall act on Tenant’s behalf in determining the Prevailing Market Rate. Within ten (10) days after Landlord’s receipt of Tenant’s selection of a real estate appraiser, Landlord, by written notice to Tenant shall designate a real estate appraiser, who shall act on Landlord’s behalf in the determination of the Prevailing Market Rate. Within fifteen (15) days of the selection of Landlord’s appraiser, the two appraisers shall render a joint written determination of the Prevailing Market Rate. If the two appraisers are unable to agree upon a joint written determination within said fifteen (15) day period, the two appraisers shall select a third appraiser meeting the qualifications stated below. If the three (3) appraisers are unable to agree upon the Prevailing Market Rate within fifteen (15) days following the appointment of the third appraiser, then each appraiser shall separately determine the Prevailing Market Rate, they shall average the two (2) closest figures, and within three (3) days after the expiration of such fifteen (15) day period, the appointed third appraiser shall notify Landlord and Tenant of such averaged determination of the Prevailing Market Rate, which averaged determination shall be binding upon both

Landlord and Tenant. In the event that one of the three appraised Prevailing Market Rates is equidistant between the highest and the lowest, then notwithstanding the foregoing sentence, there shall be no averaging, and the equidistant Prevailing Market Rate shall be the final arbitrated rate. In the event that the appraisal process has not been completed prior to the commencement of the 3rd Floor Space Second Extension Term, then upon commencement of the 3rd Floor Space Second Extension Term, and until the appraisal process is completed (the “Interim Period”), Tenant shall pay Landlord monthly Base Rental equal to the Base Rental for the immediately preceding Lease year, until the increase in the Base Rental is determined by such process as provided herein; provided, however, that such payments made during the Interim Period shall be subject to adjustment based upon the results of such process. If, as a result of such appraisal process, it is determined that Tenant has underpaid Base Rental during the Interim Period, then such underpaid Base Rental shall be due from Tenant to Landlord within fifteen (15) days after expiration of the Interim Period. If, as a result of such appraisal process, it is determined that Tenant has overpaid Base Rental during the Interim Period, then such overpaid Base Rental shall be credited to Tenant’s next payment(s) of Base Rental falling due under this Lease. All appraisers selected in accordance with this subparagraph shall have at least ten (10) years prior experience in the metropolitan Tampa, Florida commercial leasing market and shall be members of the American Institute of Real Estate Appraisers or similar professional organization. If either Landlord or Tenant fails or refuses to select an appraiser, the other appraiser shall alone determine the Prevailing Market Rate. Landlord and Tenant agree that they shall be bound by the determination of Prevailing Market Rate pursuant to this subparagraph for the 3rd Floor Space Second Extension Term. Within ten (10) days of the determination of the Prevailing Market Rate, the parties shall enter into an amendment to the Lease setting forth the Prevailing Market Rate and other applicable terms relating to Tenant’s exercise of the 3rd Floor Space Extension Option. Landlord shall bear the fee and expenses of its appraiser and Tenant shall bear the fee and expenses of its appraiser. Each of the parties shall bear one-half (1/2) of the third appraiser’s fee.

e.
3rd Floor Space Termination Option. Notwithstanding anything to the contrary contained in the Lease, provided Tenant is not then in default under the Lease, Tenant shall have the continuing option (the “3rd Floor Space Termination Option”) to terminate the Lease for the 3rd Floor Space effective as of the commencement date of Tenant’s lease of the First Offer Space (as hereinafter defined) (the “3rd Floor Space Termination Date”) if Tenant has then leased a minimum of 28,000 square feet of Net Rentable Area pursuant to the Right of First Offer (as hereinafter defined) by providing Landlord with written notice of such 3rd Floor Space Termination Option election (the “3rd Floor Space Termination Notice”). Such 3rd Floor Space Termination Notice shall be effective only if it is given to Landlord on or before the date which is thirty (30) days after the date of Tenant’s exercise of the Right of

First Offer but in no event later than November 30, 2007 (the “3rd Floor Space Termination Notice Deadline”), it being the intent that so long as Tenant has leased at least 28,000 square feet of Net Rentable Area (whether pursuant to one or more exercises of the Right of First Offer and even if Tenant has previously leased at least 28,000 square feet of Net Rentable Area pursuant to the Right of First Offer but elected not to then exercise this 3rd Floor Space Termination Option) Tenant can terminate the Lease for the 3rd Floor Space with notice given at any time prior to the 3rd Floor Space Termination Notice Deadline; accordingly, if Tenant has not given its 3rd Floor Space Termination Notice to Landlord prior to the 3rd Floor Space Termination Notice Deadline, this 3rd Floor Space Termination Option shall expire and be of no further force or effect, and Tenant shall have no right or option to terminate the Lease for the 3rd Floor Space pursuant to this paragraph at any time after the 3rd Floor Space Termination Notice Deadline. As a condition precedent to any termination of the Lease for the 3rd Floor Space pursuant to the provisions of this paragraph, Tenant must have delivered to Landlord, within thirty (30) days of its 3rd Floor Space Termination Notice, an amount equal to the unamortized portion (amortized at ten percent (10%) per annum) of the 3rd Floor Space Allowance and leasing commissions relating to the 3rd Floor Space for the 3rd Floor Space Extension Term. It is hereby acknowledged that any such amount required to be paid by Tenant in connection with such early termination of the 3rd Floor Space is not a penalty but a reasonable pre-estimate of the damages which would be incurred by Landlord as a result of such early termination of the Lease for the 3rd Floor Space (which damages are impossible to calculate more precisely) and, in that regard, constitutes liquidated damages with respect to such loss. Tenant shall continue to be liable for its obligations under the Lease for the 3rd Floor Space to and through the 3rd Floor Space Termination Date, including, without limitation, Additional Rent that accrues pursuant to the terms of the Lease, with all of such obligations surviving the early termination of the Lease for the 3rd Floor Space. The rights granted to Tenant under this paragraph are personal to Tenant, and in the event of any assignment of the Lease or sublease by Tenant of more than one-third (1/3rd) of the Premises as then leased by Tenant, this 3rd Floor Space Termination Option shall thenceforth be void and of no further force or effect.

5.	Right of First Offer.

Subject only to the rights of existing tenants in the Building and to the renewal and/or expansion of Somerset Pharmaceuticals (whether pursuant to an existing right or as the result of an agreement between Landlord and Somerset Pharmaceuticals) on the fourth (4th) floor of the Building, prior to execution of a new lease or amendment of an existing lease for all or any portion of the space on the third (3rd), fourth (4th) and sixth (6th) floors of the Building (the “First Offer Space”) which shall become available for lease on or before April 1, 2011, and so long as Tenant is not then in default under the Lease past any applicable notice and cure periods, Landlord will notify Tenant (“Landlord’s Notice”) not sooner than nine (9) months prior to, and not later than four (4) months prior to, the date that such First Offer Space is to become available of the terms and conditions (the “Right of First Offer”) upon which it would be willing to lease that portion of the First Offer Space to Tenant, the rental rate for which shall be the Prevailing Market Rate.

Tenant shall have fourteen (14) days after receipt of Landlord’s Notice to notify Landlord in writing whether Tenant will lease that portion of the First Offer Space upon such terms and conditions set forth in such Landlord’s Notice. If Tenant elects to lease the portion of the First Offer Space and accepts the terms contained in Landlord’s Notice, Landlord and Tenant will execute an amendment to the Lease adding such First Offer Space to the Premises within ten (10) days after the parties have agreed to the terms of such lease including the determination of the Prevailing Market Rate. If Tenant does not deliver its notice of intent to lease such First Offer Space or elects not to lease such First Offer Space within such 14-day period, then this Right of First Offer to lease that portion of the First Offer Space will lapse and be of no further effect and Landlord will have the right to lease such First Offer Space to any third party on the same or any other terms and conditions, whether or not such terms and conditions are more or less favorable than those offered to Tenant; provided, however, if Landlord has not leased the applicable First Offer Space to a third party within one hundred twenty (120) days after Tenant has elected not to, or has been deemed to have elected not to, lease the First Offer Space, then this Right of First Offer will once again apply to such First Offer Space. The right granted to Tenant under this paragraph is personal to Tenant, and in the event of any assignment of the Lease or sublease by Tenant of more than one-third (1/3rd) of the Premises as then leased by Tenant, this Right of First Offer to lease all or any portion of the First Offer Space shall thenceforth be void and of no further force and effect.

Notwithstanding the foregoing, Tenant and Landlord agree to negotiate in good faith the terms of the Lease for the First Offer Space during the foregoing fourteen (14) day period from the date of Landlord’s Notice. If Landlord and Tenant, acting in good faith, have not, within thirty (30) days after such exercise, agreed upon the Prevailing Market Rate and executed an amendment to the Lease, then Landlord and Tenant shall determine the Prevailing Market Rate using the same method as set forth in Section 4(c) above. Upon exercise of the Right of First Offer and determination of the Prevailing Market Rate, the Lease as to the portion of the First

Offer Space to be added to the Premises shall be coterminous with the 4th Floor Space and 5th Floor Space Extension Term, and Tenant’s payment of Base Rental for the First Offer Space then leased shall commence two (2) months after that portion of the First Offer Space becomes available for lease as set forth in Landlord’s Notice.

6.
Parking. From and after the 6th Floor Expansion Space Effective Date, in addition to the reserved parking spaces currently being provided to Tenant and as part of the five (5) parking spaces per 1,000 square feet of Net Rentable Area leased by Tenant, Tenant shall have the right to use one (1) covered, reserved parking space for each additional 4,500 square feet of Net Rentable Area of any expansion space leased by Tenant hereunder and in the future at no additional cost, in accordance with the terms and provisions of Paragraph 15 of the Lease.

7.	Extension Option; Reduction Option.

(a)
Extension Option. So long as this Lease is then in full force and effect and Tenant is not in default in the performance of any of the covenants or terms and conditions of this Lease beyond applicable notice and cure periods at the time of notification to Landlord or at the time of commencement of the Extension Period, as that term is hereinafter defined, Tenant shall have the option (the “Extension Option”) to extend the Term for the entire Premises for one (1) additional period of five (5) years (the “Extension Period”), at the then Prevailing Market Rate (as defined in Paragraph 4d above). Tenant shall provide Landlord with written notice (the “Extension Notice”) twelve (12) months prior to the expiration of the 4th Floor Space and 5th Floor Space Extension Term (i.e., on or before April 1, 2013) of its desire to further extend the Term of the Lease. If Tenant fails to timely provide the Extension Notice to Landlord, Tenant’s extension of the Term shall be null and void and the Lease shall expire on the then scheduled expiration date. The Prevailing Market Rate shall be determined in accordance with the procedures set forth in Paragraph 4d above.

(b)
Reduction Option. At the time Tenant gives Landlord its Extension Notice, Tenant shall also be entitled to notify Landlord of its intent to reduce the Net Rentable Area of the Premises by up to twenty-five percent (25%). If Tenant elects to extend the Term of the Lease and reduce the Net Rentable Area of the Premises by up to 25%, then such portion to be extended must consist of contiguous full floor space and, if Tenant already leases space on a multi-tenant floor, then Tenant may continue to lease all such existing multi-tenant space. In the event Tenant does not lease space on a multi-tenanted floor and Tenant desires to extend the Term of the Lease with respect to a partial floor, then so long as Tenant also extends the Term of the Lease with respect to a contiguous full floor, Tenant shall have the right to extend the Term with respect to a portion of a full floor. Such portion shall be at least 5,000 rentable square feet, shall be of a size and configuration otherwise approved by Landlord, and Tenant shall be solely responsible for all costs to demise the Premises and convert such floor to a multi-tenanted floor including, without limitation, construction of multi-tenant corridors designated by Landlord and causing the common area finishes including elevator lobby finishes to be the same as the other multi-tenanted floors in the Building.

8.	Other Amendments. Special Stipulation No. 2 of Exhibit F to the Lease (Renewal Option) and Paragraph 8 (Extension Option) of the Second Amendment are hereby deleted and of no further force or effect.

9.
Contingency. The parties’ rights and obligations hereunder as they pertain to the 6th Floor Expansion Space only are contingent upon Landlord entering into an amendment with CommerceQuest, Inc. (“CommerceQuest”) whereby CommerceQuest will relinquish its rights to the 6th Floor Expansion Space. If such amendment is not executed on or before December 31, 2003, then the parties’ rights and obligations hereunder with respect to the 6th Floor Expansion Space only shall be null and void and of no further force or effect.

10.
Brokers. Tenant represents and warrants to Landlord that neither it nor its officers or agents nor anyone acting on its behalf has dealt with any real estate broker other than Crescent Resources, LLC who represented Landlord and CLW Real Estate Services Group, Inc. who represented Tenant in the negotiating or making of this Amendment, and Tenant agrees to indemnify and hold Landlord, its agents, employees, partners, directors, sharehold-ers and independent contractors harmless from all liabilities, costs, demands, judgments, settlements, claims, and losses, including reasonable attorneys' fees and costs, incurred by Landlord in conjunction with any such claim or claims of any other broker or brokers claiming to have interested Tenant in the Building, the Premises or the 6th Floor Expansion Space or claiming to have caused Tenant to enter into this Amendment.

11.	Notices. The Lease Summary regarding the notice address of Landlord shall be amended to provide that the notice address of Landlord is, and all notices to Landlord shall be sent as follows:

Notices to Landlord:

Crescent Brookdale Associates, LLC
400 South Tryon Street
Suite 1300
Charlotte, North Carolina 28202
Attn: Regional Vice President

With a copy to:

Crescent Brookdale Associates, LLC
2202 N. Westshore Boulevard, Suite 115
Tampa, Florida 33607
Attention: Property Manager

In addition, the Lease Summary regarding the notice address of Tenant shall be amended to provide (i) that the notice address of Tenant shall be the Premises, Attention, Real Estate Manager and the attention name of Bob Merritt is hereby deleted, with a copy sent to the Premises, Attention: General Counsel.

12.
Ratification of Lease. Tenant hereby affirms that as of the date hereof the Lease is in full force and effect, that the Lease has not been modified or amended (except as provided in this Amendment) and that all of Landlord’s obligations accrued to date have been performed. Tenant hereby ratifies the provisions of the Lease on behalf of itself and its successors and assigns and agrees to attorn and be bound to Landlord and its successors and assigns as to all of the terms, covenants and conditions of the Lease as amended hereby. Tenant further agrees to fulfill all of its obligations under the Lease as amended hereby to Landlord throughout the remainder of the term.

13.
No Defaults. Tenant hereby agrees that there are, as of the date hereof, regardless of the giving of notice or the passage of time, or both, no defaults or breaches on the part of Landlord or Tenant under the Lease.

14.	Capitalized Terms. All capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to them in the Lease.

15.	Headings. The headings used herein are provided for convenience only and are not to be considered in construing this Amendment.

16.	Binding Effect. This Amendment shall not be valid and binding on Landlord and Tenant unless and until it has been completely executed by and delivered to both parties.

EXCEPT AS expressly amended and modified hereby, the Lease shall otherwise remain in full force and effect, the parties hereto hereby ratifying and confirming the same. To the extent of any inconsistency between the Lease and this Amendment, the terms of this Amendment shall control.

[Remainder of Page Intentionally Blank]

IN WITNESS WHEREOF, the undersigned parties have duly executed this Amendment as of the day and year first above written.

LANDLORD:

Signed, sealed and delivered		CRESCENT BROOKDALE
in the presence of:		ASSOCIATES, LLC,a Georgia
limited liability company
/s/ Mary Ganz

Print Name:	Mary Ganz	By:	/s/ Fred H. Henritze

/s/ Robert Turner		Name:	Fred H. Henritze

Print Name:	Robert Turner	Title:	Executive Vice President

TENANT:

Signed, sealed and delivered		OUTBACK STEAKHOUSE, INC.,
in the presence of:		a Delaware corporation

/s/ Karen Bremer

Print Name:	Karen Bremer	By:	/s/ Carl W. Sahlsten

/s/ Tracy Delatore		Name:	Carl W. Sahlsten

Print Name:	Tracy Delatore	Title:	Vice President